Exhibit 99.4

May 4, 2018

Western Uranium Provides Update on the Pinon Ridge Mill

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) is providing an update in response to investor queries on the Pinon Ridge Mill (”Mill”), the undeveloped conventional uranium mill, privately owned by Pinon Ridge Resources Corporation (“PRRC”).

PRRC’s counsel (“Counsel”) strongly disagrees with the findings, conclusions, and certain actions from the April 17th hearing concluded by Judge Dana and subsequent April 26th revocation of the Radioactive Materials License (“License”) by Colorado Department of Public Health & Environment (“CDPHE”). Counsel has expeditiously filed with CDPHE a request for an adjudicatory hearing and a rescission of the revocation of the License pending the outcome of the requested adjudicatory hearing, or, in the absence of such hearing, pending the outcome of an administrative appeal. An adjudicatory hearing, as proposed by Judge Dana, is the preferred course of action to address the relatively limited number of issues and again provide the CDPHE with a clear and solid basis on which to uphold and reaffirm its original decision to issue the License. Counsel has further determined that the CDPHE’s revocation letter was issued prior to completing the Colorado law mandated 30-day appeal period. Additional remedies and extensions have been requested as a result of CDPHE prematurely taking final action on an initial decision that was not yet final.

Please see prior news release issued April 30, 2018 for additional Pinon Ridge Mill background and the details of the relationship with Western.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125 or 970-778-9195

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

Office: 908-872-7686

rklein@western-uranium.com